Confidential March 28, 2016

March 28, 2016

Farrah Khan

Karrah Inc.

620-25 Knigsbridge Garden Circle

Mississauga, ON

Dear Mrs. Khan:

This Letter of Intent (the "LOI") is made and entered into as of the 28 day of March, 2016 between Precious Investments Inc. (hereinafter “PNIK”) a company formed under the laws of the State of Nevada (hereinafter referred to as "PNIK"), and Karrah Inc.(hereinafter referred to as "Karrah "), an Ontario Corporation.

The purpose of this letter is to set forth certain understandings between PNIK and KARRAH . All parties hereto shall be bound by their individual rights and obligations with respect to the matters contained herein. The contemplated transactions between PNIK and Karrah is as follows:

PNIK desires to acquire all the ownership shares of KARRAH and KARRAH wishes to have ownership shares of KARRAH acquired by PNIK, on terms and conditions to be set forth in a Acquisition of Shares Agreement (“ASA”) (the "Exchange" or "Exchange Offer"), so that KARRAH will become a wholly owned subsidiary of the PNIK.

1.	Precious Investments Inc. is a fully registered and current reporting company with the US Securities and Exchange Commission (the “SEC”).

2.	Karrah is a Manufacturer and wholesaler of fine jewelry. Wholesaler of fine pre-owned, vintage watches. Buyer of liquidations, bankruptcies and estates. Karrah also operates an e-commerce jewelry/watches web site under the domain name: www.fifthand.com

3.	KARRAH insiders will then exchange 100% of their ownership shares in KARRAH for a 36 month 6% interest Promissory Note in the amount of US$1,500,000

4.	Both parties will strive to have the Acquisition of Shares Agreement (“ASA”) executed no later than April 15, 2016. It is understood that the Karrah must complete two years audit and interim statement within 71 days to the ASA being executed.

5.	Karrah shall provide an up to date balance sheet and debt schedule and current list of inventory and customers immediately after ASA is executed.

6.	No material adverse change may occur in business (loss of a major order/client), operations, or financial condition of Karrah which shall include:

                                                        i.            a material adverse change in the financial condition or creditworthiness of Karrah or any guarantor,

                                                      ii.            a material adverse effect relating to Karrah ’s ability to perform its obligations or responsibilities under any loan documents, and

                                                    iii.            a material adverse change concerning the validity or enforceability of any loan documents.

7.	Karrah will undergo two years audit and interim financial statement prepared by an SEC qualified auditor which must be filed within 71 days of executing the ASA. The cost will be covered by Karrah and PNIK.

This Letter of Intent shall be governed by and construed in accordance with the laws of the State of Nevada, without giving effect to the principles of conflicts of law thereof.

If the foregoing correctly states the general understanding that has been reached between us, please so indicate by signing in the space provided and returning this letters to us.

/s/ Kashif Khan

Kashif Khan, COO

PNIK International Inc.

/s/ Farrah Khan

Farrah Khan, CEO

Karrah Inc.